UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):      September 22, 2005

BOARDWALK PIPELINES, LLC

(Exact name of registrant as specified in its charter)

   DELAWARE                   333-108693-01               06-1687421

(State or Other Jurisdiction     (Commission File Number)              (IRS Employer

  of Incorporation)                                                Identification No.)

3800 FREDERICA STREET, OWENSBORO, KENTUCKY                      42301

(Address of principal executive offices)                                  (Zip Code)

Registrant's telephone number, including area code

(270) 926-8686

 (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act

    (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act

    (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the

    Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the

    Exchange Act (17 CFR 240.13e-4(c))

Item 7.01      Regulation FD Disclosure

     In late August 2005, Hurricane Katrina and related storm activity, such as windstorms, storm surges, floods and tornadoes, caused extensive and catastrophic physical damage in and to the offshore, coastal and inland areas located in the Gulf Coast region of the United States, specifically parts of Louisiana, Mississippi and Alabama. A substantial portion of the Registrant’s Gulf South pipeline assets and a smaller portion of its Texas Gas pipeline assets are located in the area directly impacted by the hurricane.

     The Registrant’s Gulf South system experienced damage to its gas metering facilities, cathodic protection devices, communication devices, rights of way and other above ground facilities such as office buildings and signage. Its Texas Gas system experienced only minimal damage.  Its pipelines continued to operate throughout the hurricane and thereafter and service to its customers has not been interrupted.  The Registrant does not expect the cost of damages to exceed $10.0 million, based upon current estimates, and it anticipates that a substantial portion of these costs will be covered by insurance. However, the Registrant is still assessing the extent of the damages caused by and the repairs, cleanup, lost gas and other storm related expenditures relating to Hurricane Katrina and the cost of damages could be higher than its current estimates.

The destruction caused by Hurricane Katrina has impacted the Registrant’s business in a number of other ways as well:

• The destruction of facilities of some of its customers in these markets, such as the cities of New Orleans, Gulfport and Bay St. Louis and various industrial end user customers, has reduced the amount of gas they are taking from the Registrant’s system. The industrial customers are primarily under interruptible contracts and the reduced throughput will result in a direct reduction of our revenues. The municipalities are primarily under firm transportation and storage contracts and, as a result, are still obligated to pay capacity reservation charges to the Registrant notwithstanding the reduced throughput. However, the Registrant cannot predict the extent to which it may become unable to collect these capacity reservation charges or other obligations to them, such as payables for loaned gas, including because of the filing for bankruptcy protection of its customers. Any available capacity on its system as a result of this reduced throughput would be available to be sold to other customers.

• Damage to facilities of some of the Registrant’s natural gas suppliers has reduced the supply of gas available to its transportation customers at certain locations along the Gulf Coast. For example, the Venice, Louisiana gas processing plant which supplied Gulf South with up to 600,000 Mcf/day was severely damaged by the storm and will not be operational for up to six months. Reduced supply decreases the transportation opportunities of the Registrant’s customers on its system, resulting in reduced commodity revenues, including interruptible service charges and fuel charges.

• Natural gas commodity prices have increased sharply following the hurricane, which could result in reduced overall demand for natural gas by industrial customers which would negatively impact the Registrant’s commodity revenues from discretionary transportation. Higher natural gas prices could also positively or negatively impact its parking and lending and interruptible storage services, depending on price volatility.

• As a result of damage to some of the Registrant’s gas metering equipment, it has not been able to accurately measure the amount of natural gas flowing through its system at certain points, which has resulted in billing difficulties, and could lead to disputes with affected customers.

• As a result of the planned reconstruction of New Orleans, Biloxi and other cities and industrial facilities damaged by the hurricane, the Registrant could be required to relocate some of its pipeline facilities, possibly at the Registrant’s expense.

• Gulf South, along with other interstate pipelines and major natural gas producers, has been named in a Hurricane Katrina-related class action lawsuit. The lawsuit alleges that the dredging of canals, including pipeline canals for the purpose of installing natural gas pipelines, throughout the marshes of Southeastern Louisiana, and the failure to maintain such canals, caused damage to the marshes and that the marshes would have prevented all, or almost all, of the loss of life and destruction of property caused by Hurricane

Katrina. It is too early to assess the merits of this suit and the Registrant may be named in additional lawsuits related to this incident.

Although the Registrant does not currently anticipate that the overall impact of Hurricane Katrina will be materially adverse to its business, financial condition and results of operations, in light of the magnitude of the damage caused by Hurricane Katrina and the enormity of the relief and reconstruction effort, substantial uncertainty remains as to the ultimate impact on its business, financial condition and results of operations in the near or longer term. The reconstruction of the Gulf Coast region is in the early planning stages and the implementation and success of these plans are outside of the Registrant’s control, as are many of the other factors described above. The direct and indirect impact on the Registrant from Hurricane Katrina could have a material adverse effect on it.

SIGNATURES

           Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BOARDWALK PIPELINES, LLC

        (Registrant)

Dated:  September 22, 2005

 By: /s/ Jamie L. Buskill

Jamie L. Buskill

Vice President and

Chief Financial Officer